Exhibit 1.5

Media contact:
Hutchison Whampoa Limited
Nora Yong
Tel: (852) 2128 1363
Email: NoraY@hwl.com.hk

Hutchison Telecom announces 3G service launch for Israel

(November 30, 2004 — Hong Kong) Hutchison Telecommunications International Limited (“Hutchison Telecom”; NYSE: HTX, SEHK: 2332) announces that its Israel mobile company, Partner Communications Company Ltd. (“Partner”) will launch 3G service on December 1, 2004. 3G services will be commercially offered through 160 points of sale in Israel.

Partner is the first network in Israel providing full commercial 3G services, including person-to-person video telephony in the entire central part of Israel. Full population coverage is expected to be completed in 2005.

At launch, Partner will offer 3G roaming services in Italy, the UK, Austria, Australia, Denmark and Sweden. Later in December, the 3G roaming footprint is expected to also include The Netherlands, Portugal, Hong Kong, France, Germany and Spain.

Hutchison Telecom Chief Executive Officer Dennis Lui said, “Partner is the second of the Hutchison Telecom group companies to launch 3G, confirming our position as a leader in telecoms in emerging and growth markets, and the eighth commercial 3G network launched overall by the Hutchison Whampoa group.”

“Partner has been able to benefit from global synergies of the Hutchison group including leveraging on its deep technical experience, joint purchasing of some of the most advanced cellular equipment in the world, and access to leading content providers to become one of the first to launch 3G in Israel.” Mr Lui added.

Amikam Cohen, Partner’s Chief Executive Officer, said, “Today is a special day for me and for Partner. The 3G network is the most important development the Company has had since its inception in 1998. This is a new era, and we are proud to be its leaders, starting today. Hutchison is the leading 3G operator in the world and our customers will benefit considerably from our relationship with the group.”

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Editor Notes

Hutchison Telecommunications International Limited (“Hutchison Telecom”) is a leading global provider of mobile telecommunications services. The Company’s business is currently in eight markets around the world with over 11 million customers worldwide*.

Hutchison Telecom currently operates mobile telecom networks in Hong Kong, Macau, India, Israel, Thailand, Paraguay, Sri Lanka and Ghana. In addition, Hutchison Telecom was the first provider of 3G mobile services in Hong Kong, where it also provides broadband fixed-line services. Hutchison Telecom operates common brands across its business including “Hutch”, “3” and “Orange.” Hutchison Telecom is a listed company whose shares are quoted on the New York Stock Exchange under the symbol “HTX” and on the Hong Kong Stock Exchange under the stock code “2332”.

A subsidiary of the Hong Kong-based Hutchison Whampoa Group, Hutchison Telecom is dedicated to providing superior telecommunications services in markets with high growth potential. For more information, please visit www.htil.com

* As at 30th June 2004

Forward Looking Statements:
This announcement contains forward-looking statements. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. The Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Additional information as to factors that may cause actual results to differ materially from the Company’s forward-looking statements can be found in the Company’s filings with the United States Securities and Exchange Commission.